Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-59490) pertaining to the 2000 Stock Option Plan of eXegenics Inc., formerly Cytoclonal Pharmaceutics, Inc., the Registration Statement (Form S-8 No. 333-11691) pertaining to the 1996 Stock Option Plan of eXegenics Inc., the Registration Statement (Form S-8 No. 333-86201) pertaining to the 1996 Stock Option Plan of eXegenics Inc., the Registration Statement (Form S-8 No. 333-37049) pertaining to the 1992 Stock Option Plan of eXegenics Inc., the Registration Statement (Form S-3 No. 333-66003), the Registration Statement (Form S-3 No. 333-33838) and the Registration Statement (Form SB-2 No. 333-91802) and related prospectuses of our report dated February 28, 2003, with respect to the 2002 and 2001 financial statements of eXegenics Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Dallas, Texas
March 31, 2004